KATY NEWS
FOR IMMEDIATE RELEASE

KATY INDUSTRIES, INC.
ANNOUNCES NYSE WILL SUSPEND TRADING OF ITS SHARES

ARLINGTON, VA - April 9, 2007 - Katy Industries, Inc. (“Katy”) announced today that the New York Stock Exchange expects to suspend trading of Katy’s shares of common stock (Symbol: KT) prior to the opening on April 13, 2007. The New York Stock Exchange notified Katy that it did not comply with the continuing listing standards of the New York Stock Exchange in November 2005. Katy does not meet the required market capitalization level of $75.0 million over a consecutive thirty day trading day period or the required total stockholders’ equity of not less than $75.0 million.

Katy expects the New York Stock Exchange will proceed in delisting Katy’s shares with the Securities and Exchange Commission, pending the completion of applicable procedures. It is currently expected that the stock will trade on the OTC Bulletin Board, upon approval of its application.

“While we are disappointed that our market capitalization and stockholders’ equity did not rise to the levels required by the New York Stock Exchange, our primary concerns are profitably growing the business and providing a liquid market for the Company’s current and future common stockholders. We believe the OTC Bulletin Board will offer the Company’s current and future stockholders with the opportunity to continue to purchase and sell shares of our common stock at market prices” said Anthony T. Castor III, Katy’s President and Chief Executive Officer.

Forward-Looking Statements

This press release may contain various “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 including any future increase or decrease in our market capitalization and whether the OTC Bulletin Board will provide liquidity to our stockholders. The forward-looking statements are based on the beliefs of Katy’s management, as well as assumptions made by, and information currently available to, the company’s management. These statements are subject to risks and uncertainties that may cause actual results to differ materially from the statements and other information contained herein. Risks and uncertainties include but are not limited to: economic conditions in North America; changes to our cost structure; the effect of changes in our operations and strategic direction; our ability to identify and respond to evolving trends in demographics and consumer preferences; our ability to effectively invest capital to realize our strategic objectives; and the level of trading, if any, of our common stock on the OTC Bulletin Board. Additionally, the forward-looking statements are based on Katy’s current expectations and projections about future events and trends affecting the financial condition of its business and are not a guarantee of future preference. Undue reliance should not be placed on such forward-looking statements, as they speak only as of the date hereof and we undertake no obligation to update these statements to reflect subsequent events or circumstances, except as may be required by law. Additional information regarding these and other risks and uncertainties is contained in our periodic filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2006. Katy undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Katy Industries, Inc. is a diversified corporation with interests primarily in Maintenance Products and Electrical Products.

Company contact:
Katy Industries, Inc.
Amir Rosenthal
(703) 236-4300